UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

eFunds Corporaton

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by eFunds Corporation
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: eFunds Corporation
Commission File No.: 1-31951
THIS FILING CONSISTS OF A PRESS RELEASE ISSUED BY eFUNDS CORPORATION ON JULY 27,2007
EFD|eFunds Corporation Announces Termination of HSR Waiting Period
SCOTTSDALE, Ariz., Jul. 27, 2007 — EFD|eFunds Corporation (NYSE: EFD), the company that delivers innovative enterprise payments and data & decisioning solutions, today announced that it received notification from the Federal Trade Commission that early termination of the waiting period applicable to the proposed acquisition of eFunds by Fidelity National Information Services, Inc. under the Hart-Scott-Rodino Antitrust Improvements Act has been granted.
IMPORTANT NOTICE:
eFunds has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (or the SEC) in connection with the proposed transaction. This document is not yet final and will be amended. Stockholders are strongly advised to read the definitive version of the proxy statement when it becomes available because it will contain important information about the proposed merger transaction. The definitive proxy statement will be mailed to eFunds stockholders. In addition, stockholders will be able to obtain a free copy of the proxy statement as well as other filings containing information about the Company and the merger, if and when available, without charge, at the SEC’s Internet site (www.sec.gov). In addition, copies of the proxy statement and other filings containing information about the Company and the merger may be obtained, if and when available, without charge, by directing a request to eFunds Corporation, Attention: Investor Relations, 4900 North Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251 or by phone at (480) 629-7700, or on the Company’s Internet site at www.eFunds.com.
Participants in Solicitation
The Company and its executive officers and directors and other members of management and employees are potential participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed merger. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2007 annual meeting of stockholders, filed with the SEC on April 20, 2007, and the preliminary proxy statement for the special meeting to consider the proposed merger filed with the SEC on July 24, 2007. Additional information regarding the interests of such potential participants may be obtained by reading the definitive proxy statement when it becomes available.
About EFD eFunds Corporation
EFD is the payments solutions company. With the unique ability to take an integrated view of enterprise payments and data & decisioning, EFD provides financial services companies and other large enterprises with business insight to make better new account decisions, improve fraud detection and management and streamline payment processing. EFD’s flexible delivery model means solutions can be run in-house, outsourced or anything in between, helping customers achieve operational efficiency and low cost of ownership while building long-term customer value. From the point of account opening to the settlement of every transaction — debit, credit, or prepaid — EFD helps businesses win more of the right customers, serve them more efficiently and keep them. Additional information is available at www.eFunds.com.
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, the unpredictability of merger and acquisition activity, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Annual Report on Form 10-K for the period ending December 31, 2006 and subsequent filings on Form 10Q.
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